Exhibit 10.12

COMPANY:

Karat Packaging, Inc. and subsidiaries

Alan Yu, CEO

6185 Kimball Ave.

Chino, CA 91708

ITEM	SERVICE DESCRIPTION	AMOUNT

AO

CFO & Accounting Outsourcing

Committed Service Period: January 1, 2019 – April 30, 2019

Peter Lee to serve as the Company’s Interim Chief Financial Officer (CFO) and will commit to approximately 16 hours per week to carry out his responsibilities as the Company’s interim CFO, including:

•         Day-to-day financial management

•         Supervision and direct accounting & finance team, both internal and external

•         Meetings with management

•         Implement and review processes and controls

•         Reporting & Monitoring KPIs

•         Business strategy consulting & planning

•         Assist with drafting of MD&A and other required disclosures

•         Assist with the Company’s S-1 filing process

Fee for Service Period: January 1, 2019 – January 30, 2019

Fee for Service Period: February 1, 2019 – April 30, 2019

$21,000 per month[2] $19,000 per month[2]

AaaS

Accounting-as-a-Service (AaaS) – Customized Plan

Monthly Accounting & Financial Reporting

For Subscription Period January 1, 2019 – April 30, 2019

Customized plan includes our assistance on Company specific projects from our firm’s personnel, as directed under Peter Lee and Jennifer Dang. Our team will be onsite as needed to assist the Company with various accounting & financial matters, in addition to the specific matters noted below.

•         Assist with accounting & financial reporting

•         Audit preparation and liaison

•         Technical accounting research and analysis

•         Assist the Company with internal controls and process implementation

Fee for Subscription Period: January 1, 2019 – January 30, 2019

Fee for Subscription Period: February 1, 2019 – April 30, 2019

$9,600 per month[1] $9,000 per month[1]

ITEM	SERVICE DESCRIPTION	AMOUNT

OA

SEC/IPO Advisory Services

•       Assist with drafting of MD&A and other required disclosures

•       Assist with the Company’s S-1 filing process

•       Assist with other required SEC filings and correspondence regarding S-1

•       Assist the Company in preparing quarterly and yearend schedules for future Forms 10Q and 10K filing

PAID[3]

FS

Financial Statements

•      Assist with drafting of consolidated financial statements and related disclosures for the Company’s year ended December 31, 2018

•      Assist with drafting of the comparative consolidated financial statements and related disclosures for the Company’s year ended December 31, 2017 and 2016

PAID[3]

The amount and pricing above are subjected to the following assumptions:

1.     The Company agrees and commits to the subscription period noted above (January 1, 2019 – April 30, 2019) for the monthly retainer above. The Company is liable to pay the monthly retainer as per these terms even if they should decide to terminate prior to the end of the service period or not fully utilize the committed hours. As this is a customized subscription plan, AaaS services will terminate after the subscription period expires, unless re-negotiated between PJ Tech and the Company.

Our fee estimate is based on a budget of 20 – 30 hours per week. Our fee quote assumes our involvement and responsibilities to be consistent with our commitment under the statement of work amendment #1 dated October 4, 2018. If any unforeseen circumstances arise that causes a significant change to the scope of work or significant change in our involvement, PJ Tech reserve the right to modify our fee quote above to accommodate the additional responsibilities. However, no additional billing will occur until a discussion with the Company and PJ Tech occurs.

2.     The CFO & Accounting Outsourcing services quoted herein are discounted from market rates and our standard rates as a result of being an AaaS customer. In addition, a 4-month commitment discount on the monthly retainer was applied to the services quoted above. Once the initial service period is over, CFO & accounting services will continue to be billed on a month-to-month basis at our current standard rates. To terminate CFO & accounting services subsequent to the initial service period, a 1-month minimum advance notice in writing is required (i.e. intent to terminate received by Sep 1 will be effective Oct 1, and the Company will not be billed for October services; intent to terminate received by Sep 10 will be effective Nov 1, and the Company will be liable for both September and October’s retainer). Monthly retainers are billed on the 1st of the month and are nonrefundable. Billings are due upon submission.

3.     These services under our statement of work amendment #1 dated October 4, 2018 were fully paid by the Company as of the date of this statement of work. Our estimate budgeted hours remaining to complete these services is approximately 350 – 450 hours.

All services provided by PJ Tech after the subscription period (unless re-negotiated by the Company and PJ Tech) will be billed at our standard hourly rates in accordance to the rate chart below. The billing rates below are effective through December 31, 2019. All other services not described herein will also be billed in accordance with the rate chart below. PJ Tech reserve the rights to adjust the billing rate based on current market rates subsequently with a 30-day advance notice.

Level	Hourly Rate
Partner	$300 - $350 per hour
Manager	$175 per hour
Senior Associate	$125 - $150 per hour
Associate	$75 - $125 per hour

TERMS AND CONDITIONS

The accounting advisory services being provided under this statement of work impair independence under the American Institute of Certified Public Accountants, Securities and Exchange Commission and Public Company Accounting Oversight Board rules. Therefore, we are not independent and are unable to provide any attestation services to the Company for any periods during which we provide these accounting services.

Our services under this statement of work do not include services for tax return preparation, tax advice or representation in any tax matter. Nevertheless, we may discuss with you certain tax considerations or provide you with tax information that may be relevant to our services. Any such discussions or information would be based upon limited tax research, limited due diligence and limited analysis regarding the underlying facts. Because additional research or a more complete review of the facts could affect our analysis and conclusions, the information provided during these discussions should not be used as the basis for proceeding with any transaction or any tax return reporting.

The Responsibilities of Management

The financial statements are the responsibility of the Company’s management. You acknowledge that other management responsibilities include maintaining adequate records and effective internal controls over financial reporting, selecting and applying accounting principles, and safeguarding assets.

Because PJ Tech LLP (PJ Tech) will rely on the Company and its management and Board of Directors to discharge the foregoing responsibilities, the Company holds harmless and releases PJ Tech and its partners and employees from all claims, liabilities, losses and costs arising in circumstances where there has been a knowing misrepresentation by a member of the Company’s management that has caused, in any respect, PJ Tech’s breach of contract or negligence. This provision shall survive the termination of this arrangement for services.

You agree that you will not make reference to us in any public or private securities or debt offering.

Records and Assistance

If circumstances relating to the conditions of your records were to arise during the course of our work that, in our professional judgment, prevent us from completing the engagement, we will notify you promptly. In such a situation, we retain the unilateral right to take any course of action permitted by professional standards, including withdrawal from the engagement.

During the course of our engagement, we may accumulate records containing data that should be reflected in the Company’s books and records. The Company will determine that all such data, if necessary, will so be reflected. Accordingly, the Company will not expect us to maintain copies of such records in our possession.

Other Relevant Information

PJ Tech may mention the Company’s name and provide a general description of the engagement in PJ Tech’s client lists and marketing materials.

From time to time and depending upon the circumstances, we may use third-party service providers to assist us in providing professional services to you. In such circumstances, it may be necessary for us to disclose confidential client information to them. We enter into confidentiality agreements with all third-party service providers, and we are satisfied that they have appropriate procedures in place to prevent the unauthorized release of your confidential information to others. In addition, we may utilize financial information you have provided to us in connection with this engagement for purposes of creating benchmarking data to be used by PJ Tech professionals and other clients.

Billing

Interim billings will be invoiced as services are rendered and expenses are incurred, depending on the services offered. AaaS services are billed on the 1st of the month and are non-refundable. Professional services rendered on an hourly basis (i.e. audit preparation) will be billed twice a month, typically on the 15th and last day of the month services were rendered.

Billings are due upon submission.

Term of Services

The terms under this statement of work shall commence on the effective date and shall continue in effect thereafter until the termination date set forth above. Services under AaaS will continue to be billed on a month-to-month basis after the initial subscription period until notice of the Company’s intention to terminate such services are provided in writing to PJ Tech by the 15th day of the month for an effective termination date commencing the following month (i.e. cancellation notice received in writing by September 15th will be effective October 1st and the Company will not be billed subscription fees in October; notice received after September 15th will be effective November 1st). AaaS subscription rates are subject to changes to reflect our current rates after the initial subscription period set forth above, and PJ Tech reserve the right to adjust the subscription rate for any month-to-month AaaS subscription services with a 30-day advance notice. If no initial subscription period is specified above, AaaS services will be billed month-to-month until notice of the Company’s intention to terminate such services are provided in writing to PJ Tech by the 15th day of the month for an effective termination date commencing the following month. All other services will terminate as set forth above.

Claim Resolution

The Company and PJ Tech agree that no claim arising out of services rendered pursuant to this agreement shall be filed more than two years after the date of this arrangement. The Company waives any claim for punitive damages. PJ Tech’s liability for all claims, damages and costs of the Company arising from this engagement is limited to the amount of fees paid by the Company to PJ Tech for the services rendered under this statement of work.

If any term or provision of this agreement is determined to be invalid or unenforceable, such term or provision will be deemed stricken and all other terms and provisions will remain in full force and effect.

Our Agreement

This letter constitutes the complete and exclusive statement of agreement between PJ Tech and the Company, superseding all proposals, oral or written, and all other communications with respect to the terms of the engagement between the parties.

Please sign and return a copy of this letter to indicate your acknowledgement of, and agreement with, the arrangements for our engagement, including our respective responsibilities.

COMPANY:

PJ Tech LLP

By:

Name:	Peter Lee

Title:	Partner & Co-Founder

Confirmed on behalf of KARAT PACKAGING, INC.:

By:	/s/ Alan Yo

Name:	Alan Yo

Title:	CEO

Date:	January 1, 2019

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